Exhibit 99.1

Investor Contact Geoffrey Helliwell Treasurer (978) 715—1041 (800) 225—3384 Geoffrey_Helliwell@Millipore.com	Media Contact Thomas Anderson VP, Corporate Communications (978) 715—1043 (800) 225—3384 Thomas_Anderson@Millipore.com

Millipore’s First Quarter: $0.44 Earnings Per Share on 13 Percent Revenue Growth

Billerica, Massachusetts, April 15, 2003 – Millipore Corporation (NYSE/MIL) announced today that its first quarter sales were $187 million, up 13 percent from the same period of 2002. In local currency, revenue growth was 4 percent. First quarter earnings from continuing operations were $0.44 per share, compared to $0.40 per share in the first quarter of last year.

Fran Lunger, Millipore’s Chairman, CEO and President, said: “We exceeded our earnings guidance for the first quarter on modest revenue growth in local currency. By market, life sciences revenues were up 4 percent in local currency, biotechnology revenues up 3 percent, and our other bioscience revenues increased 4 percent. Biotechnology growth was limited in the first quarter due to customer delays of custom-engineered systems and associated consumables.”

Lunger continued: “The life science results reflect trends we saw in 2002, namely curbs on research funding and shifts in customer priorities. In our other bioscience business we saw strong sales of pharmaceutical consumables and lab water systems and consumables.”

Millipore’s first quarter revenue growth by geography for continuing operations was as follows ($’s in millions):

Revenues by Geographic Area	Q1, 2003	Q1, 2002	% Growth	% Growth Local Currency
Americas	$78	$76	3%	3%
Europe	74	59	27%	6%
Asia/Pacific	35	32	9%	0%

Total	$187	$167	13%	4%

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, April 15, 2003 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. A transcript of the completed webcast will be available on the site’s home page on April 16, 2003.

About Millipore

Millipore is a multinational, bioscience company that provides technologies, tools and services for the discovery, development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Unaudited Three Months Ended March 31,
	2003	2002
Net sales	$187,452	$166,632
Cost of sales	82,325	69,231

Gross profit	105,127	97,401

Selling, general and administrative expenses	60,025	54,566
Research and development expenses	13,809	12,387

Operating income	31,293	30,448

Interest income	385	240
Interest expense	(4,148)	(5,483)

Income from continuing operations before income taxes	27,530	25,205
Provision for income taxes	6,194	5,545

Income from continuing operations	21,336	19,660
Income on disposal of discontinued operations, net of taxes	—	2,900

Net income	$21,336	$22,560

Diluted income per share:
Continuing operations	$0.44	$0.40
Discontinued operations	—	0.06

Net income	$0.44	$0.46

Diluted weighted average shares outstanding	48,537	48,580

Geoffrey Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Cash and cash equivalents	$102,628	$101,242
Accounts receivable, net	174,784	160,462
Inventories	118,487	111,332
Deferred income taxes	11,694	11,694
Other current assets	6,125	5,481

Total current assets	413,718	390,211
Property, plant and equipment, net	267,811	262,604
Deferred income taxes	87,824	87,824
Intangible assets, net	27,303	28,064
Goodwill	9,646	9,646
Other assets	6,986	7,881

Total assets	$813,288	$786,230

Liabilities and shareholders’ equity
Notes payable	$2,647	$1,500
Accounts payable	51,326	57,596
Accrued expenses	61,898	58,431
Accrued retirement plan contributions	4,713	8,438
Accrued income taxes payable	12,563	8,464

Total current liabilities	133,147	134,429
Long-term debt	333,000	334,000
Other liabilities	30,748	30,297
Shareholders’ equity	316,393	287,504

Total liabilities and shareholders’ equity	$813,288	$786,230

Geoffrey Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

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